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                                                                      EXHIBIT 11


                               AHL SERVICES, INC.

                        COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER-SHARE DATA)
                                   (UNAUDITED)

                                               THREE MONTHS ENDED
                                                    MARCH 31,
                                              --------------------
                                                2000         1999
                                              -------      -------

Income Applicable to Common Stock:
  Net income                                  $   289      $ 3,731
                                              =======      =======


Weighted Average Shares:
  Common shares                                16,967       16,475
  Common share equivalents applicable to
    stock options outstanding                     140          627
                                              -------      -------
  Weighted average common and common
    equivalent shares outstanding during
    the period                                 17,107       17,102
                                               =======     =======

Per Share Amount:
  Net income:
             Basic                            $  0.02      $  0.23
                                              =======      =======
             Diluted                          $  0.02      $  0.22
                                              =======      =======


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